INTERNAL REVENUE SERVICE                        DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
                                                                Exhibit 5(b)

C.P.O. BOX 1680
BROOKLYN, NY  11202
                                Employer Identification Number:
                                        14-1538208
Date:                           File Folder Number:
        MAY 17 1989                     140008137
                                Person to Contact:
                                        ALLAN FELSEN
KEYCORP                         Contact Telephone Number:
ONE KEYCORP PLAZA                       (516) 832-8582
ALBANY, NY  12207               Plan Name:
                                 KEYCORP PROFIT SHARING PLUS PLAN

                                Plan Number: 002


Dear Applicant:

        Based on the information supplied, we have made a favorable determination on your application identified above. Please keep this letter in your permanent records.

        Continued qualification of the plan will depend on its effect in operation under its present form. (See section 1.401-1(b)(3) of the Income Tax Regulations.) The status of the plan in operation will be reviewed periodically.

        The enclosed document describes the impact of Notice 86-13 and some events that could occur after you receive this letter that would automatically nullify it without specific notice from us. The document also explains how operation of the plan may affect a favorable determination letter, and contains information about filing requirements.

        This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other Federal or local statutes.

        Your plan does not consider total compensation for purposes of figuring benefits. The provision may, in operation, discriminate in favor of employees who are stockholders, officers, or highly compensated. If this discrimination occurs, your plan will not remain qualified. (See Rev. Rul. 69-503, 1969-2 C.B. 94.)

        This determination letter is applicable for the amendment(s) adopted on August 15 1988.

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.


                                        Letter 835(DO/CG)

KEYCORP


        If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,


                                /s/ Eugene D. Alexander
                                Eugene D. Alexander
                                District Director

Enclosures:
Publication 794
PWBA 515







                                        Letter 835(DO/CG)

KEYCORP


Your plan requires participation on the last day of the plan year inorder to share in the years contribution. This may in operation result in prohibited discrimination as provide for by Revenue Ruling 76-250.
Based on the facts at the time of this determination, the contributions were determined to satisfy the requirements of IRC section 401[k][3]. If those facts change materially and discrimination results, this letter will no longer apply.









                                        Letter 835(DO/CG)